EXHIBIT 8.1

List of Significant Subsidiaries of the Company as at March 27, 2015

Minco Mining (China) Co. Ltd.

Guangzhou Mingzhong Mining Co. Ltd.

Foshan Minco Fuwan Mining Co. Ltd.

Yuan Ling Minco Mining Co. Ltd.

Longnan Projects

Minco Resources Limited (Hong Kong)